EXHIBIT 10.2
                      EMPLOYMENT AGREEMENT - HARM SCHOLTENS

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and effective as of June 30, 1997 by and between Triple-C-Inc., an Ontario corporation ("Triple-C"), and Harm Hilbert Victor Scholtens, a resident of Ontario ("Executive"), and, for the purposes set forth in Section 5 of this Agreement, RLD Enterprises, Inc., a Minnesota corporation ("Company").

WHEREAS, Executive has been serving as the Vice President of Sales and Marketing of Triple-C since its inception;
and

WHEREAS, the Company has acquired all of the capital stock of Triple-C pursuant to that certain Stock Purchase Agreement dated effective as of June 30, 1997 (the "Purchase Agreement"), between the Company and Triple-C's former shareholders (including Executive); and

WHEREAS, Triple-C and Executive desire to reduce the terms and conditions of Executive's employment by Triple-C to writing in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement, the parties agree as follows:

1. Employment. Triple-C hereby retains and employs Executive as the Vice President of Sales and Marketing of Triple-C, and Executive accepts such employment.

2. Responsibilities. Executive shall be responsible for directing and managing all aspects of Triple-C's business consistent with Executive's office set forth in Section 1, implementing Triple-C goals and objectives as established from time to time by Triple-C's board of directors, and such other duties and responsibilities as may be reasonably established by the Triple-C board of directors from time to time. Executive shall report directly to Triple-C's President and perform such additional duties required of the Vice President of Sales and Marketing of Triple-C in accordance with Triple-C's Bylaws.

3. Term of Employment. The term of this Agreement shall be for a period of three
(3) years commencing on the Effective Date. This Agreement shall automatically renew for one (1) year renewal terms, unless and until either Triple-C or the Executive shall give the other six (6) months prior written notice of termination prior to the expiration of the original or renewal terms.

4. Compensation and Fringe Benefits. In full and complete consideration of all of the services to be rendered by Executive to Triple-C in any capacity, Triple-C shall pay Executive the following compensation and fringe benefits:

4.1 Compensation. Triple-C shall pay Executive an annualized base salary of $140,000 (CND) payable at the rate of $11,667 (CND) per month, reduced by applicable withholdings for Canadian, provincial, local or other applicable income taxes and other deductions required by law.

4.2 Bonuses. During the term of Executive's employment, Triple-C shall pay Executive an annual fiscal year-end bonus based upon the revenue and earnings criteria for Triple-C, during the applicable timeframes set forth on Exhibit A hereto ("Earnings Bonus"). The Earnings Bonus shall be computed, and conclusively determined, from Triple-C's year end audited financial statements for each fiscal year during the term of this Agreement, The Earnings bonus shall be prorated on a daily basis to the extent Executive has not been employed by Triple-C under this Agreement during the entire fiscal year. The Earnings Bonus shall be paid to Executive within ten (10) days after the completion of each fiscal year end audit. Executive shall also be entitled to receive such additional bonuses as the Board of Directors of Triple-C may approve in its sole and absolute discretion from time to time.

4.3 Reimbursement for Expenses. During the term of Executive's employment, Triple-C shall reimburse Executive for all reasonable and necessary business expenses incurred by him in connection with the performance of his duties under this Agreement. Executive shall maintain and submit to Triple-C reasonable records justifying reimbursement of any and all such expenses. Triple-C reserves the right to withhold reimbursing any expenses until such time as proper documentation and accounting for such expenses are provided to Triple-C. Executive's reimbursement for business expenses shall be subject to any and all business expense policies and procedures implemented from time-to-time by Triple-C for its employees generally.

4.4 Other Benefits. Executive shall be entitled to participate in all other fringe benefit or employee benefit plans adopted by Triple-C from time-to-time for the benefit of its employees generally. Nothing contained in this Agreement shall require Triple-C to adopt, maintain or continue any such fringe benefit or employee benefit plans, all of which shall be and remain within the sole discretion of Triple-C.

4.5 Acknowledgment. Executive acknowledges and understands that some of the benefits provided herein may be taxable to Executive as additional compensation, and Triple-C will be required to report those items of additional compensation on Executive's income reporting at the end of each calendar year.

4.6 Automobile Bonuses. During the Term of Employment, Executive shall be entitled to continue to receive Executive's automobile bonus in the amount, and payable at the times, heretofore received by Executive from Triple-C, all consistent with past practice and subject to any limitations imposed from time to time by Revenue Canada.

5. Company Rights and Obligations. The Company has joined this Agreement to obtain the rights, and agree to the obligations, set forth in this Section 5. The parties acknowledge that Executive is not employed by, and may not be deemed employed by, the Company. The Company's obligations to Executive shall be limited to those matters expressly set forth in this Section 5, and the Company shall have no other liability or obligation to Executive under this Agreement whatsoever.

5.1 Option Grant. In consideration of Executive's past, present and future employment with Triple-C, the Company hereby grants to grant to Executive a nonqualified option to acquire up to 100,000 shares of Company common stock par value $.01 per share (the "Options"). The exercise price for the Options shall be $5.50 (US) per share, and the Options shall expire, if not previously exercised, on the date which is five (5) years after the date of this Agreement. The Options shall vest and be exercisable according to the following schedule:

                 Vesting Date:                  Options Vesting:
                 ------------                   ---------------

                 June 30, 1998                       33,333
                 June 30, 1999                       33,333
                 June 30, 2000                       33,334

The Options may be exercised as to vested Options only be a written notice of intent to the Company stating the number of shares in respect of which the Option is being exercised and shall be accompanied by payment for such shares in cash. In the event that the Executive elects to exercise any Option after vesting, and if the Company shall be required by reason thereof to withhold any amounts by reason of any federal, provincial, state or local tax laws or regulations, the Company shall be entitled to deduct and withhold such amounts from the payment made by Executive, and the Executive shall pay to Company an additional amount equal to such withholding. The Options (whether or not vested) shall automatically terminate, before the end of the five (5) year term, as follows: (i) six months after the death of the Executive, unless exercised as to vested Options by the heir or executor of the estate of the Executive, or (ii) immediately upon the voluntary resignation or termination for cause of the Executive under this Agreement. The Executive shall provide the Company, at the time of exercise of any Options, such investment representations as the company shall reasonably require. Any shares issued pursuant to the Option shall bear such restrictive legend as the Company shall reasonably require. The Options shall not be assignable or transferable by Executive other than by will or by laws of descent and distribution.

5.2 Company's Director Approval. Any decision to be made, and any action or inaction to be taken, by Triple-C or its board of directors under this Agreement, whether as to the duties and responsibilities assigned to Executive from time to time, the extension, termination (and the determination of cause associated therewith, if any) enforcement or modification of this Agreement, the compensation (including additional bonuses, if any) available to

Executive hereunder, or otherwise, shall require the concurrence and approval of at least one member of the board of directors that has been designated by the Company (which shall not include Executive or any of Triple-C's other former shareholders).

5.3 Appointment to Board of Directors. The Company, as the sole shareholder of Triple-C, shall take all action necessary to ensure that Executive is elected to serve as a member of the board of directors of Triple-C for so long as Company has any remaining unsatisfied obligations to Executive (or any other former Triple-C shareholder) under the Purchase Agreement (and the related RLD Purchase Note, the Repurchase Note and Pledge Agreement, as provided in the Purchase Agreement). Upon satisfaction of all obligations of Company to Executive (and such former shareholders), Executive shall no longer be entitled to be elected to the board of directors.

6. Severance Payments. In the event Executive's employment with Triple-C is terminated by Triple-C without cause during the term of this Agreement, Executive shall be entitled to continue to receive from Triple-C as severance payments ("Payments") after the effective date of such termination, (i) the total remaining amount of the base compensation payable to Executive pursuant to
Section 4.1 through the end of the initial term of this Agreement but in no event for a period of less than six (6) months and payable at the times provided in Section 4.1, and (ii) the bonuses earned by Executive pursuant to Section 4.2, if any, for the year in which the termination occurs, prorated on a monthly basis through the effective date of termination, and payable within ten (10) days after completion of the fiscal year-end audit. In the event this Agreement is not renewed at any time the Executive shall be entitled to continue to receive from Triple-C as severance payments the base compensation payable to the Executive pursuant to Section 4.1 for a period of six (6) months following the end of the term or any non-renewed period.

7. Innovations and Ideas. Executive agrees and acknowledges that new and valuable proprietary concepts, methods, processes, discoveries, innovations, improvements, adaptions, ideas, technology and art work ("Innovations") may be created, developed, originated, conceived or made by Executive, either alone or jointly with other, in the course of his employment by Triple-C. All Innovations shall be deemed "Work Made For Hire" and shall be the property of Triple-C, which retains all rights to the Innovations, whether or not they are patentable, trademarkable or copyrightable, and whether or not they are shown or described in writing or reduced to practice. With respect to all Innovations created, developed, originated, conceived or made by Executive, whether in whole or in part, during the term of this Agreement, whether or not during working hours and whether or not on Triple-C's premises, Executive shall:

(a) Maintain written records of all Innovations which the Executive believes has commercial value to Triple-C, which written records if any shall be Triple-C's property;

(b) Promptly and fully disclose and describe all Innovations to Triple-C;

(c) Assign, and Executive hereby does assign, to Triple-C all of his rights to Innovations (including all inventions), to all applications for patents, trademarks and copyrights in all countries, to all patents and copyrights granted with respect to Innovations (including inventions) and all goodwill attributable thereto worldwide; and

(d) Acknowledge and deliver promptly to Triple-C, without charge to Triple-C but at the expense of Triple-C, such written instruments and cooperate and do such other acts as may be necessary in the opinion of Triple-C or the Company to preserve property rights to such Innovations against forfeiture, abandonment or loss and to obtain patents, trademarks and copyrights and to vest the entire right and title thereto exclusively in Triple-C.

8. Agreements Not to Compete and Not to Solicit.

8.1 Covenant Not to Compete. If Executive's employment is terminated for any reason whatsoever and Triple-C pays the Payments as and when provided in section 6 (whether or not it is legally required to make those Payments), Executive shall not, either individually or with others, directly or indirectly, and during the term of this Agreement and for a period of one (1) year following the termination of Executive's employment with Triple-C, render services as an employee, representative, agent, consultant, independent contractor, owner or shareholder of any company, corporation or other entity, which engages in any geographic area within Canada served by Triple-C or the Company during the term of this Agreement, in any business or activity in which either Triple-C or the

Company is engaged at the time of termination of Executive's employment. In the event Triple-C does not make the Payments as and when provided above, Executive shall not be bound by any of the restrictions contained in this Section 8, but shall continue to be bound by any similar restrictions contained in or delivered pursuant to the Purchase Agreement. For purposes of this Section 7 Triple-C and Company shall each be deemed also engaged in a business or activity at the time Executive's employment with Triple-C is terminated, if the board of directors of Triple-C or the Company, as applicable, has adopted a formal resolution approving that business or activity and Executive has knowledge of such decision, or either Triple-C or the Company has made a public announcement of that business or activity, and Triple-C or the Company has made substantial expenditures or commitments to implement, promote or develop that business or activity.

8.2 Covenant Not To Solicit. Executive shall not, either individually or with others, directly or indirectly, and during the term of this Agreement and for a period of three (3) years following the termination of Executive's employment with Triple-C, (a) solicit any person, business or entity that was customer, supplier or distributor of Triple-C or the Company during the Term of Employment, for purpose of providing or delivering products or services which compete with the business, products or services of Triple-C or the Company, or
(b) employ or offer to employ any individual employed by Triple-C or the Company during the Term of Employment, or advise or entice any such individual to leave the employment of Triple-C or the Company.

8.3 Limitation of Scope Equitable Remedies. The parties agree that in the event the above covenants against competition and solicitation shall be construed by any court of competent jurisdiction to be too broad in scope, time or area or otherwise, or any portion thereof is held invalid or unenforceable, then to the extent that the same is valid and enforceable, it shall remain in full force and effect, and any invalid or unenforceable provision shall be deemed limited to the extent necessary to make such provision valid and enforceable while still giving maximum effect to the expressed intent of the parties as described in this Section. It is agreed that damages for any breach by Executive of these covenants against competition and solicitation may be inadequate an that Triple-C and/or the Company, or their respective successors or assigns shall be entitled, in addition to money damages, to injunctive and any other relief available at law or in equity.

9. Termination. The employment of Executive shall continue for the period set forth in Section 3 hereof, subject to the following:

9.1 Termination for Cause. Triple-C may terminate Executive's employment hereunder for cause, effective upon notice in writing to the Executive. "Cause," for purposes of this Agreement, shall be defined as becoming associated with another company or other business which is in competition with Triple-C or the Company, failing to perform the material duties of his employment as described in Section 2 hereof, or other material breach of this Agreement, the conviction or admission of committing an indictable offense, a determination by a trier of fact with competent jurisdiction that Executive has committed a fraud, dishonesty against Triple-C or the Company, misappropriation of Triple-C or the Company's assets, embezzlement, or similar occurrence, and upon the giving of such notice, Executive's employment pursuant to this Agreement shall immediately terminate and neither Triple-C nor the Company shall have any further obligation to Executive under this Agreement, except as to obligations of Triple-C hereunder specifically to be performed following termination of his employment.

9.2 Disability. The employment of Executive shall, at the option of Triple-C, terminate upon written notice to Executive in the event of the total disability of Executive for a period of more than twelve (12) months, "Total Disability," for purposes of this Agreement, shall mean the physical or mental disability of Executive as defined for purposes of Executive's long-term disability insurance policy purchased in accordance with Section 4.4, or if none is in existence at the time, as defined for purposes of obtaining any available governmental disability benefits.

9.3 Death. Employment shall terminate upon the death of Executive and no additional payments shall be made under the terms of this Agreement after the end of the month in which Executive's death occurs.

9.4 Executive's Right to Terminate. Executive may terminate his employment under this Agreement upon (a) the expiration of its term; (b) upon Triple-C's dissolution, liquidation or bankruptcy; or (c) upon a material breach of this Agreement by Triple-C provided that Executive has given Triple-C written notice of such breach and Triple-C has not cured such breach within fifteen (15) days after receipt of such notice.

10. Confidentiality.

10.1 Confidential Information. For all purposes of this Agreement, the term "Confidential Information" means information not generally known that is proprietary to or within the unique knowledge of either Triple-C or the Company from which either of them derives economic value (whether or not conceived, originated, discovered, or developed in whole or in part by Executive). Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing), all of which Executive agrees constitutes the valuable trade secrets of either Triple-C or the Company: research, development, know-how, manufacturing plans and processes, marketing plans and techniques, existing and contemplated products and services, customers and prospective customer names and related information, prices, sales, inventory, personnel, computer programs and related documentation, technical and strategic plans, and all financial information. Confidential information also includes any information of the foregoing nature that either Triple-C or the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by either Triple-C or the Company. INFORMATION PUBLICLY KNOWN THAT IS GENERALLY EMPLOYED BY THE TRADE AT OR AFTER THE TIME EXECUTIVE FIRST LEARNS OF SUCH INFORMATION, OR GENERAL INFORMATION OR KNOWLEDGE THAT EXECUTIVE WOULD HAVE LEARNED IN THE COURSE OF SIMILAR EMPLOYMENT OR WORK ELSEWHERE IN THE TRADE SHALL NOT BE DEEMED PART OF THE CONFIDENTIAL INFORMATION.

10.2 Preservation of Confidentiality. During any term of this Agreement and at all times thereafter, Executive agrees to receive, maintain, and use Confidential Information in the strictest confidence and, except with the consent of the board of directors of Triple-C or the Company, as applicable, or as may be necessary for Executive to carry out his duties under this Agreement, not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person, firm, corporation, or other entity or utilize any Confidential Information for his own benefit or intended benefit or for the benefit or intended benefit of any other person, firm, corporation or other entity.

10.3 Ownership Return. Executive acknowledges that all notes, data, reference materials, documentation, business plans, Triple-C or Company business and financial records, computer programs, and other materials that in any way incorporate, embody, or reflect any of the Confidential Information, whether prepared by him or others, are the exclusive property of Triple-C or the Company, as applicable, and Executive shall forthwith deliver to Triple-C or the Company, as applicable, all such materials, including all copies or memorializations thereof, in his possession or control whenever requested to do so by Triple-C or the Company and in any event upon termination of his employment with Triple-C.

11. Notices. Any and all notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or mailed by first class certified or registered mail, return receipt requested, postage prepaid, and addressed to both Triple-C and the Company at their registered office or principal corporate headquarters and to Executive at the last address provided to Company by Executive or at his home or mailing address, or to such other address or person with respect to any party as such party shall notify the other in writing as provided above. All such notices or communications as set forth above shall be effective on the date of personal delivery or on the date of deposit in the U.S. or Canadian mail, as applicable.

12. Waiver. No failure on the part any party to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder by any party preclude any other or further exercise hereof or the exercise of any other right.

13. Complete Agreement. This Agreement, together with the Purchase Agreement and any agreements related thereto, contains the entire agreement between the parties with respect to the employment of the Executive and supersedes all prior agreements and understandings between the parties with respect to such employment, whether written or oral.

14. Amendment. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by instrument in writing, signed by the Party against which the enforcement of the change, waiver, discharge or amendment is sought.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute but one Agreement.

16. Assignment. Executive acknowledges that this Agreement is a personal service contract and may not be assigned by Executive. This Agreement may be assigned by Triple-C or the Company to any other third party with the prior consent of Executive, which consent shall not be unreasonably withheld. This Agreement shall be binding upon Triple-C and the Company, their respective successors and assigns, and upon the Executive, his estate, legal representative, heirs and beneficiaries.

17. Severability. The provisions of this Agreement shall be deemed severable, and if any provisions of this Agreement or any portion thereof are held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any remaining portion of such provisions or of this Agreement.

18. Remedies not Exclusive. No remedy conferred hereunder is intended to be exclusive and each remedy shall be cumulative and shall be in addition to every other remedy at law or equity. The election of any one or more remedies shall not constitute a waiver of any other remedy.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

20. Captions and Headings. Caption and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the 30 th day of June, 1997.

COMPANY:
RLD ENTERPRISES, INC.



By: /s/ James M. Garlie
---------------------------
James M. Garlie
Its President


TRIPLE-C-INC:



By: /s/ James M. Garlie
---------------------------
James M. Garlie
Its
    -----------------------


EXECUTIVE:



/s/ Harm Hilbert Victor Scholtens
---------------------------------
Harm Hilbert Victor Scholtens